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                                                                    Exhibit 4.11

                               SIXTH AMENDMENT TO
                                CREDIT AGREEMENT

     THIS SIXTH AMENDMENT ("Amendment") dated as of November 6, 2006, by and between Perceptron, Inc. ("Company") and Comerica Bank, a Michigan banking corporation ("Bank").

                                    RECITALS:

     A. Company and Bank entered into a Credit Agreement dated as of October 24, 2002, which was amended by five amendments ("Agreement").

     B. Company and Bank desire to amend the Agreement as hereinafter set forth.

     NOW, THEREFORE, the parties agree as follows:

     1. The following definitions set forth in Section I of the Agreement are amended to read in their entirety as follows:

          "Base Tangible Net Worth" shall initially mean $39,500,000. On the last day of each fiscal quarter of Company (commencing December 31, 2006), Base Tangible Net Worth shall increase by an amount equal to fifty percent (50%) of net income of Company and its Consolidated Subsidiaries for the fiscal quarter then ended. If net income is less than $0, it shall be treated as being $0 for purposes of this calculation."

          "'Revolving Credit Maturity Date" shall mean November 1,2008."

     2. Section 8.1 of the Agreement is amended to read in its entirety as follows:

          "Purchase, acquire or redeem any of its stock or make any material change in its capital structure, except (a) redemptions of Company's stock during the period beginning July 1, 2006 and ending June 30, 2007 for an aggregate purchase price not to exceed Three Million Dollars ($3,000,000) and
(b) redemptions of Company's stock after June 30, 2007 for an aggregate purchase price not to exceed Two Million Dollars ($2,000,000); provided that at the time of each such redemption and after giving effect thereto no Event of Default shall have occurred and be continuing."

     3. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of


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Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the
Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with
Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

     4. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

     5. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank and (b) execution by the Guarantor of the attached Acknowledgment of Guarantor.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                           PERCEPTRON, INC.


By: /S/ Sarah E. Virga                  By: /S/ John Garber
    ---------------------------------       ------------------------------------
Its: Account Officer                    Its: Vice President


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                           ACKNOWLEDGMENT OF GUARANTOR

     The undersigned guarantor acknowledges and agrees to the foregoing Amendment and confirms that the Guaranty dated October 24, 2002, executed and delivered by the undersigned to the Bank remains in full force and effect in accordance with its terms.

                                        PERCEPTRON GLOBAL, INC.


                                        By: /S/ John Garber
                                            ------------------------------------
Dated: November 6, 2006                 Its: Vice President